Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES
THIRD QUARTER 2013 FINANCIAL RESULTS

Board of Directors Declares Special Cash Dividend of $0.38 Per Share

Regular Quarterly Dividend of $0.38 Per Share Declared for Fourth Quarter

Realizes Capital Gains From Investments of $24.6 Million

EVANSTON, Ill., November 7, 2013 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”) today announced its financial results for the third quarter ended September 30, 2013. Fidus provides customized debt and equity financing solutions primarily to lower middle-market companies based in the United States.

Third Quarter 2013 Financial Highlights

•	Total investment income of $10.3 million

•	Net investment income of $5.3 million, or $0.38 per share

•	Adjusted net investment income of $5.1 million, or $0.37 per share(1)

•	Net increase in net assets resulting from operations of $4.5 million, or $0.33 per share

•	Originated $20.3 million of investments in 3 existing portfolio companies

•	Received repayments and realized capital gains of $53.6 million from 5 portfolio companies

•	Realized capital gains of $24.6 million, or $1.80 per share

•	Paid regular quarterly dividend of $0.38 per share and special dividend of $0.04 per share on September 26, 2013

•	Net asset value of $219.4 million, or $15.98 per share, at September 30, 2013

Management Commentary

“In the third quarter, our investment portfolio continued to perform well and generated meaningful value for our shareholders. We increased Adjusted Net Investment Income 13.5% over the comparable period last year and realized long term capital gains of $24.6 million,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “In addition to our regular quarterly dividend of $0.38 per share for the fourth quarter of 2013, we are pleased to also announce a special dividend of $0.38 per share, which follows last quarter’s special dividend of $0.04 per share. These special dividends reflect our 2013 performance to date, the success of our investment strategy and the high confidence our Board of Directors has in our ability to continue to generate attractive risk adjusted returns for our stockholders.”

“Since the beginning of the year, repayments and investment realizations have totaled $90.3 million, including realized gains of $25.7 million. Total capital invested this year, including three new investments made in early October, is $107.7 million. These new investments fit well with our investment strategy of investing in high quality companies that operate in industries we know well, that generate strong free cash flows and have positive long term outlooks. We continue to maintain our highly selective investment approach, and remain well positioned to continue to selectively grow and diversify our portfolio given our cash position and access to additional SBA debentures.”

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Third Quarter 2013 Financial Results

Total investment income was $10.3 million for the three months ended September 30, 2013, an increase of $1.3 million, or 14.3%, over the $9.0 million of total investment income for the three months ended September 30, 2012. This increase was primarily attributable to a $1.0 million increase in interest and fee income due to higher average levels of outstanding debt investments. Dividend income increased $0.3 million as a result of an increased level of preferred equity investments.

Total expenses of $5.0 million in the three months ended September 30, 2013, were largely unchanged from the three months ended September 30, 2012. Increases in the base management fee, interest expense and general operating expenses were essentially offset by lower incentive fees. The base management fee increased $0.2 million due to higher average total assets less cash and cash equivalents and interest expense increased $0.1 million as a result of higher average balances of SBA debentures outstanding. Incentive fees decreased $0.5 million due to a reversal of accrued capital gains incentive fee partially offset by higher income incentive fee. Capital gains incentive fee decreased $0.6 million due to a capital gains incentive fee reversal of $0.1 million for the three months ended September 30, 2013 compared to a $0.5 million capital gain incentive fee expense accrual in the prior year period due to lower net gains on investments. Income incentive fee increased $0.2 million to $1.3 million for the three months ended September 30, 2013 compared to $1.1 million in the prior year period due to higher net investment income.

Net investment income (“NII”) for the three months ended September 30, 2013 increased by 31.8% to $5.3 million, or $0.38 per share, compared to $4.0 million, or $0.40 per share, for the third quarter of 2012. Adjusted NII was $5.1 million, or $0.37 per share, for the three months ended September 30, 2013, compared to $4.5 million, or $0.45 per share, for the third quarter of 2012. Adjusted NII is defined as net investment income excluding any capital gains incentive fee attributable to realized and unrealized gains and losses.

For the three months ended September 30, 2013, Fidus recorded realized gains on investments of $24.6 million resulting from the sale of control investments in one portfolio company and non-control/non-affiliate investments in another portfolio company.

For the three months ended September 30, 2013, Fidus recorded a net change in unrealized depreciation on investments of $25.4 million, which is comprised of $23.6 million of net unrealized depreciation on equity investments and $1.8 million of net unrealized depreciation on debt investments. The $23.6 million net unrealized depreciation on equity investments included $23.1 million of reclassifications to realized gains on investments. The $1.8 million net unrealized depreciation on debt investments included $0.2 million of reclassifications to realized gain on investments.

As a result of these events, Fidus’ net increase in net assets resulting from operations during the three months ended September 30, 2013, was $4.5 million, or $0.33 per share, a decrease of 31.0% or $2.1 million, compared to a net increase in net assets resulting from operations of $6.6 million, or $0.66 per share, during the three months ended September 30, 2012.

Per share income results for the quarter ended September 30, 2013 are based on weighted average shares outstanding of 13.7 million, compared to 9.9 million weighted average shares outstanding for the third quarter of 2012. This increase reflects the common equity offerings Fidus completed in September 2012 and February 2013, which were both completed at prices accretive to net asset value.

Portfolio and Investment Activities

As of September 30, 2013, Fidus had debt and equity investments in 34 portfolio companies with a total fair value of $277.4 million, or approximately 99% of cost. The Company’s average portfolio investment on a cost basis was $8.2 million and the Company held equity ownership in 85.3% of its portfolio companies. During the third quarter ended September 30, 2013, Fidus made investments of $20.3 million in three existing portfolio companies and received proceeds from repayments of investments, including realized capital gains, totaling $53.6 million. As of September 30, 2013, the weighted average yield on debt investments was 15.0%.

Highlights of the third quarter 2013 investment activity included the following portfolio company investments:

•	Worldwide Express Operations, LLC, a global logistics company that handles package and freight shipments for more than 30,000 small to midsize businesses. Fidus invested $15.0 million in subordinated notes and equity securities.

•	National Truck Protection Co., Inc., a leading independent provider of warranties and service contracts to the North American trucking industry. Fidus invested an additional $5.1 million in senior secured notes and equity securities.

Fidus had no loans on non-accrual status as of September 30, 2013.

Liquidity and Capital Resources

At September 30, 2013, the Company had $85.9 million in cash and cash equivalents and SBA debentures outstanding of $144.5 million with an annual weighted average interest rate of 4.6%. Unfunded SBA commitments totaled $30.5 million as of September 30, 2013, including a $25.0 million commitment from the SBA to Fidus Mezzanine Capital II, L.P.

Subsequent Events

•	In October 2013, Fidus invested $10.0 million in subordinated notes, $0.2 million in preferred equity and $0.1 million in common equity of MedPlast, LLC, a leading provider of highly engineered custom plastic processing solutions serving the global healthcare market.

•	In October 2013, Fidus invested $7.0 million in subordinated notes and $1.0 million in preferred equity of Channel Technologies Group, LLC, a manufacturer of piezoelectric ceramics and crystals, transducers and complex sonar, navigation, and ultrasound systems used in the defense, medical and energy industries.

•	In October 2013, Fidus invested $9.5 million in senior secured notes and $0.4 in common equity of Anatrace Products, LLC, a developer, manufacturer and global distributor of unique, high purity detergents and synthetic lipids for use in cell membrane protein studies.

•	In November 2013, Fidus made a follow-on investment of $1.5 million in the subordinated notes of IOS Acquisition, Inc. in support of an add-on acquisition.

•	In November 2013, Fidus invested $11.4 million in new subordinated notes of Connect-Air International, Inc. in support of a recapitalization transaction. As part of the transaction, Fidus received payment in full on its subordinated notes and received a distribution of $6.1 million on its preferred interest investment. The Company realized a capital gain of approximately $0.4 million in connection with the distribution.

•	In November 2013, Fidus received $4.7 million as payment in full on the subordinated notes of Tulsa Inspection Resources, Inc.

Fourth Quarter 2013 Regular Dividend of $0.38 Per Share and Special Cash Dividend of $0.38 Per Share Declared

On November 4, 2013, the Company’s Board of Directors declared a regular quarterly dividend of $0.38 per share for the fourth quarter of 2013. In addition, the Board of Directors declared a special cash dividend of $0.38 per share. Both of these dividends will be payable on December 20, 2013 to stockholders of record as of December 6, 2013.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2013 taxable income, as well as the tax attributes for 2013 dividends, will be made after the close of the 2013 tax year. The final tax attributes for 2013 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Third Quarter 2013 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, November 8, 2013. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 90828051.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on November 8, 2013 until 11:59pm ET November 15, 2013 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 90828051. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the three month period ended September 30, 2013 that will be filed with the Securities and Exchange Commission (www.sec.gov) on November 7, 2013.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which we generally define as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Fidus’ control, and that Fidus may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such statement now or in the future.

Company Contact:	Investor Relations Contact:
Edward H. Ross Chief Executive Officer Fidus Investment Corporation 847-859-3940	Stephanie Prince/Jody Burfening LHA (212) 838-3777 sprince@lhai.com

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Assets and Liabilities
(in thousands, except shares and per share data)

	September 30, 2013
	(unaudited)	December 31, 2012

ASSETS
Investments, at fair value
Control investments (cost: $0 and $20,709, respectively)	$—	$30,613
Affiliate investments (cost: $76,713 and $64,336, respectively)	70,820	62,938
Non-control/non-affiliate investments (cost: $203,177 and $175,249, respectively)	206,569	180,698

Total investments, at fair value (cost: $279,890 and $260,294, respectively)	277,389	274,249
Cash and cash equivalents	85,896	52,042
Interest receivable	3,065	3,307
Deferred financing costs (net of accumulated amortization of $1,970 and $1,590, respectively)	3,284	3,414
Prepaid expenses and other assets	1,328	837

Total assets	370,962	333,849

LIABILITIES
SBA debentures	144,500	144,500
Accrued interest payable	541	2,137
Due to affiliates	5,865	3,646
Accounts payable and other liabilities	647	475

Total liabilities	151,553	150,758

Net Assets	$219,409	$183,091

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 13,734,336 and 11,953,847 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	$14	$12
Additional paid-in capital	207,385	177,498
(Distributions in excess of) underdistributed net investment income	(2,349)	455
Accumulated net realized gain on investments	18,194	1,493
Accumulated net unrealized (depreciation) appreciation on investments	(3,835)	3,633

Total net assets	$219,409	$183,091

Net asset value per common share	$15.98	$15.32

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FIDUS INVESTMENT CORPORATION
Consolidated Statements of Operations (unaudited)
(in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Investment Income:
Interest and fee income
Control investments	$125	$744	$1,823	$2,194
Affiliate investments	2,344	1,992	6,788	5,554
Non-control/non-affiliate investments	7,293	6,023	20,622	15,842

Total interest and fee income	9,762	8,759	29,233	23,590
Dividend income
Control investments	—	—	124	—
Affiliate investments	31	31	92	91
Non-control/non-affiliate investments	448	156	972	429

Total dividend income	479	187	1,188	520
Interest on idle funds and other income	22	34	131	95

Total investment income	10,263	8,980	30,552	24,205

Expenses:
Interest expense	1,787	1,651	5,287	4,663
Base management fee	1,329	1,099	3,940	3,044
Incentive fee	1,134	1,644	5,643	3,567
Administrative service expenses	314	219	815	672
Professional fees	211	159	644	572
Other general and administrative expenses	212	198	808	699

Total expenses	4,987	4,970	17,137	13,217

Net investment income before income taxes	5,276	4,010	13,415	10,988
Income tax expense (benefit)	2	8	54	14

Net investment income	5,274	4,002	13,361	10,974

Net realized and unrealized (losses) gains on investments:
Realized gain on control investments	22,107	—	22,107	—
Realized gain on non-control/non-affiliate investments	2,532	1,975	3,585	1,975
Net change in unrealized (depreciation) appreciation on investments	(25,376)	600	(16,459)	1,346

Net (loss) gain on investments	(737)	2,575	9,233	3,321

Net increase in net assets resulting from operations	$4,537	$6,577	$22,594	$14,295

Per common share data:
Net investment income per share-basic and diluted	$0.38	$0.40	$0.99	$1.14

Net increase in net assets resulting from operation per share-basic and diluted	$0.33	$0.66	$1.68	$1.49

Dividends declared per share	$0.42	$0.38	$1.18	$1.08

Weighted average number of shares outstanding-basic and diluted	13,717,527	9,939,307	13,452,768	9,599,029

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months ended September 30, 2013 and 2012.

	($ in thousands)		(Per share)
	For the three months		For the three months
	ended September 30,		ended September 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net investment income	$5,274	$4,002	$0.38	$0.40
Capital gains incentive fee	(147)	515	(0.01)	0.05

Adjusted net investment income	$5,127	$4,517	$0.37	$0.45